Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: November 1, 2010

CONTACT:     Brian L. Vance

  President and Chief Executive Officer

  (360) 943-1500

HERITAGE FINANCIAL ANNOUNCES THIRD

QUARTER 2010 EARNINGS

•	Diluted earnings per common share increased to $0.15 for the quarter ended September 30, 2010 from a net loss of $0.003 per diluted common share for the quarter ended September 30, 2009

•	Acquisition of assets and liabilities of Cowlitz Bank in an FDIC-assisted transaction

•	Branch in Puyallup, Washington was opened, increasing the total combined branch network of Heritage Bank and Central Valley Bank to 30 branches

•	Non-interest bearing demand deposits to total deposits increased to 16.8% at September 30, 2010 from 14.9% at June 30, 2010

•	Ratio of nonperforming noncovered assets to total noncovered assets decreased to 2.53% at September 30, 2010 from 3.10% at June 30, 2010

•

Solid and improving coverage ratios at September 30, 2010 including an allowance for loan losses to total noncovered loans of 3.3% and an allowance for loan losses to nonperforming noncovered loans of 95.6%

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended September 30, 2010 of $2.0 million compared to net income of $312,000 for the quarter ended September 30, 2009 and $855,000 for the linked-quarter ended June 30, 2010. Including preferred stock dividends, the net income applicable to common shareholders for the quarter ended September 30, 2010 was $1.7 million, or $0.15 per diluted common share, compared with a net loss applicable to common shareholders of $18,000, or $0.003 per diluted common share for the quarter ended September 30, 2009 and net income applicable to common shareholders of $523,000, or $0.05 per diluted common share for the linked-quarter ended June 30, 2010. The increase in earnings from the prior year quarter ended September 30, 2009 and the linked-quarter ended June 30, 2010 was substantially attributable to the decrease in provision for loan losses and the increase in net interest income.

Net income applicable to common shareholders for the nine months ended September 30, 2010 was $2.6 million, or $0.23 per diluted common share, compared to a net loss applicable to common shareholders of $1.2 million, or $0.17 per diluted common share, for the nine months ended September 30, 2009.

Mr. Vance commented, “We are very pleased to report positive net income applicable to common shareholders for the fourth consecutive quarter, despite an ongoing difficult economic cycle for financial institutions. We are continuing to execute our strategies while maintaining strong liquidity and capital levels.”

“We had two significant positive events this quarter. We successfully acquired Cowlitz Bank and its division Bay Bank through an FDIC-assisted transaction effective July 30, 2010. The acquisition added nine branches, ranging from Portland to Seattle. In addition to adding 4 branches in Washington’s Cowlitz County (thereby giving us the number one market share among commercial banks in that county), we added important new markets for us in Seattle, Bellevue, Vancouver (Washington) and Portland (Oregon). We believe these new markets will allow us significant future growth opportunities as we build out and strengthen our presence in these markets.”

“We also opened a new full service branch in Puyallup, Washington further expanding our presence in the Pierce County market. These two events have now expanded our branch network to a total of 30 branches. The synergy that has been generated from integrating these new markets into our company is exciting. We will continue to pursue growth opportunities to further leverage our capital and grow our franchise.”

FDIC-Assisted Acquisition of Cowlitz Bank

On July 30, 2010, Heritage Bank (“Bank”) acquired certain assets and assumed certain liabilities of Cowlitz Bank from the FDIC in an FDIC-assisted transaction (the “Cowlitz Acquisition”). As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into shared-loss agreements, whereby the FDIC will cover a substantial portion of any future losses on loans (and related unfunded loan commitments) and accrued interest on loans for up to 90 days. We refer to the acquired loans subject to the shared-loss agreements as “covered loans” (loans not subject to the shared-loss agreements are referred to as “noncovered loans”). Under the terms of the shared-loss agreements, the FDIC will absorb 80% of losses and share in 80% of recoveries. The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the July 30, 2010 acquisition date and the recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date. All of the loans acquired in the Cowlitz Acquisition are covered loans other than unpaid principal of approximately $2.3 million in consumer loans for which the FDIC has no reimbursement obligation.

The Bank purchased certain assets of Cowlitz Bank from the FDIC including (at fair value) approximately $145.3 million in loans, $74.1 million of cash and cash equivalents, $33.7 million in investment securities, $1.2 million in FHLB stock and $1.2 million in other assets. The Bank also assumed liabilities with fair value of approximately $343.9 million in deposits and $0.4 million of other liabilities of Cowlitz Bank from the FDIC. Cowlitz Bank was a full service commercial bank headquartered in Longview, Washington that operated nine branch locations, including seven in the state of Washington and two in the state of Oregon. We made this acquisition primarily to expand our geographic footprint.

Under the terms of the Purchase and Assumption Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which it did promptly after the acquisition. The Bank re-priced approximately $168.2 million of internet certificates of deposit. As a result, the accounts have decreased approximately $133.4 million since July 30, 2010 to September 30, 2010. The Bank also coordinated a withdrawal of approximately $27.2 million in NOW accounts held by the State of Washington and approximately $10.0 million of brokered certificates of deposits subsequent to the acquisition date.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the July 30, 2010 acquisition date. The application of the acquisition method of accounting resulted in the recognition of a pre-tax gain on bank acquisition of $438,000 and a core deposit intangible of $1.7 million. In addition, the Company recorded a $16.1 million FDIC indemnification asset, which is the present value of cash flows the Company expects to collect from the FDIC under the loss-sharing agreements.

The gain on bank acquisition represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Cowlitz Acquisition, we received a cash payment from the FDIC of $70.8 million.

Balance Sheet

The Company’s total assets increased $244.8 million to $1.25 billion at September 30, 2010 from $1.01 billion at June 30, 2010 and increased $236.6 million from $1.02 billion at September 30, 2009 due substantially to the acquisition of the assets of Cowlitz Bank. Total noncovered loans (including loans held for sale) decreased $3.9 million to $757.3 million at September 30, 2010 from $761.2 million at June 30, 2010. This decrease was due substantially to charge-offs recognized during the quarter ended September 30, 2010. A $21.0 million decrease in commercial loans is largely attributable to the reclassification of certain commercial business loans to multi-family and commercial real estate loans in order to be more consistent with federal interagency reporting guidelines. The decline in the real estate construction portfolio was the result of a combination of $1.8 million in charge offs, $591,000 of transfers to other real estate owned, and loan payoffs. At September 30, 2010, real estate construction loan balances accounted for $62.9 million, or 8.3% of total loans, of which $29.9 million were single-family residential construction loans.

Deposits increased $239.0 million to $1.07 billion at September 30, 2010 from $829.0 million at June 30, 2010 due primarily to the assumption of Cowlitz Bank deposits. As a result of the acquisition, non-interest demand deposits to total deposits increased to 16.8% at September 30, 2010 from 14.9% at June 30, 2010.

At September 30, 2010, the Company’s stockholders’ equity to total assets decreased to 13.0% compared to 15.9% at June 30, 2010 as a result of the acquisition of Cowlitz Bank assets. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2010 of 12.2%, 18.4% and 19.7%, respectively, as compared to 14.8%, 20.2% and 21.4% at June 30, 2010, respectively.

Credit Quality

The allowance for loan losses at September 30, 2010 decreased by $1.1 million to $25.2 million from $26.3 million at June 30, 2010. Nonperforming noncovered assets were $28.3 million, or 2.53% of total noncovered assets, at September 30, 2010, a decrease from $31.3 million, or 3.10% of total noncovered assets, at June 30, 2010. Potential problem loans increased $10.0 million to $46.1 million at September 30, 2010 from $36.1 million at June 30, 2010. The increase in potential problem loans was primarily due to two credit relationships totaling $10.6 million that were downgraded during the quarter ended September 30, 2010. The Company believes that its allowance for loan losses is adequate to provide for probable losses based on an evaluation of known and inherent risk in the loan portfolio at September 30, 2010.

Nonperforming noncovered loans to total noncovered loans was 3.49% at September 30, 2010, a decrease from 3.91% and 4.56% at June 30, 2010 and September 30, 2009, respectively. The allowance for loan losses to nonperforming noncovered loans increased to 95.6% at September 30, 2010 from 88.4% and 70.2% at June 30, 2010 and September 30, 2009, respectively. The decrease in nonperforming noncovered loans from June 30, 2010 was due substantially to net charge-offs of $3.3 million during the quarter ended September 30, 2010. Of these charge-offs, $1.4 million related to nonperforming commercial loans and $1.8 million related to nonperforming construction loans.

Mr. Vance added, “We are pleased with the continuing improvement of our non-performing loan levels as well as our strong coverage ratio. While we believe we will continue to see overall improvement in non-performing loans, we may also experience additional potential problem loans as we continue through this difficult and likely lengthy recovery period.”

“Overall loan demand remains soft, but with the new lending teams from the Cowlitz Acquisition as well as the addition of experienced commercial lenders in the Pierce County market, we are confident we will see increased loan levels as we begin a new year. It is important to note that excluding the decrease of $44 million in real estate construction loans from September 30, 2009 to September 30, 2010, the remaining portfolio of noncovered loans increased approximately 3% year over year.”

Operating Results

Net interest income increased $2.2 million or 20.4%, to $12.7 million for the quarter ended September 30, 2010 compared with $10.5 million during the same period in 2009 as a result of the increased earning assets acquired in the Cowlitz Acquisition. Heritage’s net interest margin for the quarter ended September 30, 2010 decreased to 4.42% from 4.58% for the same period in 2009 and from 4.60% for the prior quarter ended June 30, 2010. The decrease in net interest margin was due to large balances in low interest earning overnight cash deposits acquired in the Cowlitz Acquisition.

The provision for loan losses decreased $2.5 million or 52.8% to $2.2 million for the quarter ended September 30, 2010 from $4.7 million for the quarter ended September 30, 2009 and decreased $955,000 or 30.3% from $3.2 million for the quarter ended June 30, 2010. The decrease in the provision for loan losses was due to the improving trends in the ratios of nonperforming noncovered loans to total noncovered loans and of the allowance for loan losses to nonperforming noncovered loans. The Company had net charge-offs of $3.3 million for both the quarters ended September 30, 2010 and September 30, 2009 and $1.7 million for the quarter ended June 30, 2010.

Non-interest income increased $808,000, or 38.4%, to $2.9 million for the quarter ended September 30, 2010 compared to $2.1 million for the same period in 2009. The increase was due substantially to a $438,000 pre-tax gain on the Cowlitz Acquisition and an increase of $126,000 in service charges on deposits due to increased deposit balances as a result of the Cowlitz Acquisition.

Non-interest expense increased $2.7 million or 35.7% to $10.3 million during the quarter ended September 30, 2010 compared to $7.6 million for the quarter ended September 30, 2009. The increase for the three months was due to increased salaries and benefits expense in the amount of $1.5 million, increased professional services of $368,000, increased occupancy and equipment expense of $298,000, and increased data processing of $116,000. These increases were substantially due to the Cowlitz Acquisition.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on November 1, 2010, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1085 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through November 15, 2010, by dialing (800) 475-6701 — access code 173483.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. With the FDIC-assisted acquisition of Cowlitz Bank, Heritage Bank now serves western Washington and the greater Portland, Oregon area through its twenty-four full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	September 30, 2010	June 30, 2010	September 30, 2009
Stockholders’ equity	$163,035	$160,828	$158,557
Less: goodwill and other intangible assets	14,921	13,319	13,377

Tangible equity	148,114	147,509	145,180
Less: preferred stock	23,582	23,550	23,456

Tangible common equity	$124,532	$123,959	$121,724

Total assets	$1,254,534	$1,009,793	$1,017,956
Less: goodwill and other intangible assets	14,921	13,319	13,377

Tangible assets	$1,239,613	$996,474	$1,004,579

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	September 30, 2010	June 30, 2010	September 30, 2009
Assets
Cash on hand and in banks	$27,749	$18,464	$17,222
Interest earning deposits	133,982	93,867	121,850
Fed funds sold	15,950	—	—
Investment securities available for sale	119,120	91,262	60,416
Investment securities held to maturity	14,317	14,302	9,785
Loans held for sale	1,127	—	—
Loans receivable	756,150	761,181	783,175
Less: Allowance for loan losses	(25,204)	(26,268)	(25,052)

Noncovered loans receivable, net	730,946	734,913	758,123
Loans covered under FDIC loss-sharing agreements	134,011	—	—

Total loans, net	864,957	734,913	758,123
FDIC indemnification asset	16,084	—	—
Other real estate owned	1,920	1,590	151
Premises and equipment, net	16,722	16,468	16,339
Federal Home Loan Bank stock	4,753	3,566	3,566
Accrued interest receivable	5,100	3,922	4,206
Prepaid expenses and other assets	17,832	18,090	12,921
Goodwill and other intangible assets	14,921	13,319	13,377

Total assets	$1,254,534	$1,009,763	$1,017,956

Liabilities and Stockholders’ Equity
Deposits	$1,068,020	$829,030	$845,147
Securities sold under agreement to repurchase	15,687	15,352	9,404
Accrued expenses and other liabilities	7,792	4,553	4,848

Total liabilities	1,091,499	848,935	859,399

Preferred stock	23,582	23,550	23,456
Common stock	74,205	74,040	73,546
Unearned compensation	(203)	(225)	(292)
Retained earnings	64,578	62,868	61,539
Accumulated other comprehensive income (loss), net	873	595	308

Total stockholders’ equity	163,035	160,828	158,557

Total liabilities and stockholders’ equity	$1,254,534	$1,009,763	$1,017,956

Common stock, shares outstanding	11,134,884	11,119,820	11,050,658

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income:
Interest and fees on loans	$14,053	$11,903	$12,583	$37,927	$38,115
Taxable interest on investment securities	629	675	598	2,049	1,603
Nontaxable interest on investment securities	146	78	63	297	176

Interest on federal funds sold and interest earning deposits	112	60	60	232	161

Total interest income	14,940	12,716	13,304	40,505	40,055

Interest expense:
Deposits	2,238	1,929	2,753	6,330	9,084
Borrowed funds	23	21	22	64	28

Total interest expense	2,261	1,950	2,775	6,394	9,112

Net interest income	12,679	10,766	10,529	34,111	30,943
Provision for loan losses	2,195	3,150	4,650	9,095	14,440

Net interest income after provision for loan losses	10,484	7,616	5,879	25,016	16,503

Non-interest income:
Gain on bank acquisition	438	—	—	438	—
Gain on sales of loans	26	35	42	127	244
Service charges on deposits	1,212	1,082	1,086	3,318	3,104
Merchant Visa income	823	795	802	2,333	2,254
Other income	414	224	175	989	812

Total non-interest income	2,913	2,136	2,105	7,205	6,414

Non-interest expense:
Salaries & employee benefits	5,191	4,200	3,658	13,406	11,186
Occupancy and equipment	1,250	990	952	3,268	2,940
Data processing	549	416	433	1,385	1,270
Marketing	261	423	283	895	743
Merchant Visa	680	660	671	1,937	1,869
Professional services	598	338	230	1,222	554
State and local taxes	295	156	240	668	695
Impairment loss on securities	28	55	29	273	263
Federal deposit insurance	423	347	369	1,125	1,266
Other expense	1,056	889	747	2,703	2,733

Total non-interest expense	10,331	8,474	7,612	26,882	23,519

Income (loss) before federal income taxes	3,066	1,278	372	5,339	(602)
Federal income tax expense (benefit)	1,024	423	(60)	1,746	(411)

Net income (loss)	$2,042	$855	$312	$3,593	$(191)

Dividends accrued and discount accreted on preferred shares	$332	$332	$330	$995	$989

Net income (loss) applicable to common shareholders	$1,710	$523	$(18)	$2,598	$(1,180)

Basic earnings/(loss) per common share	$0.16	$0.05	$(0.00)	$0.24	$(0.17)
Diluted earnings/(loss) per common share	$0.15	$0.05	$(0.00)	$0.23	$(0.17)

Average number of common shares outstanding	11,014,545	11,011,670	7,070,697	11,009,436	6,813,277
Average number of diluted common shares outstanding	11,068,240	11,062,246	7,070,697	11,058,052	6,813,277

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Performance Ratios:
Net interest margin	4.42%	4.60%	4.58%	4.53%	4.62%
Efficiency ratio	66.26%	65.68%	60.25%	65.06%	62.96%
Return on average assets	0.66%	0.34%	0.13%	0.44%	(0.03)%
Return on average common equity	4.85%	1.52%	(0.08)%	2.52%	(1.72)%

Average Balances:
Average assets	$1,226,671	$1,008,775	$975,500	$1,083,543	$963,248
Average earning assets	1,137,567	937,944	912,010	1,007,031	896,187
Average loans, including covered loans	852,252	758,791	785,596	792,303	790,523
Average deposits	1,047,861	830,705	841,569	770,539	838,384
Average equity	163,522	161,295	117,635	161,640	115,006
Average common equity	139,972	137,776	94,208	138,121	91,609
Average tangible common equity	125,521	124,446	80,819	124,407	78,200

	As of Period End
	September 30, 2010	June 30, 2010	September 30, 2009
Financial Measures:
Book value per common share	$12.52	$12.35	$12.23
Tangible book value per common share	$11.18	$11.15	$11.02
Stockholders’ equity to total assets	13.0%	15.9%	15.6%
Tangible common equity to tangible assets	10.1%	12.4%	12.1%
Tier 1 leverage capital to average assets	12.2%	14.8%	15.1%
Tier 1 capital to risk-weighted assets	18.4%	20.2%	18.9%
Total capital to risk-weighted assets	19.7%	21.4%	20.2%
Loans to deposits ratio	81.0%	88.7%	89.7%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Allowance for Loan Losses:
Allowance balance, beginning of period	$26,268	$24,797	$23,707	$26,164	$15,423
Provision for loan losses	2,195	3,150	4,650	9,095	14,440
Net charge-offs:
Commercial	1,369	101	1,136	4,333	2,598
Real estate mortgages	—	—	—	—	(1)
Real estate construction	1,761	1,580	2,157	5,579	2,160
Consumer	129	(2)	12	143	54

Total net charge-offs	3,259	1,679	3,305	10,055	4,811

Allowance balance, end of period	$25,204	$26,268	$23,052	$25,204	$25,052

	As of Period End
	September 30, 2010	June 30, 2010	September 30, 2009
Nonperforming Assets:
Nonaccrual noncovered loans by type:
Commercial	$5,634	$5,251	$4,362
Real estate mortgages	—	—	676
Real estate construction	20,345	23,943	30,644
Consumer	—	128	—

Total nonaccrual noncovered loans	25,979	29,322	35,682
Restructured loans	398	408	—

Total nonperforming noncovered loans	26,377	29,730	35,682
Other real estate owned	1,920	1,590	151

Nonperforming noncovered assets	$28,297	$31,320	$35,833

Noncovered accruing loans past due 90 days or more	$2,353	$1,075	$710
Potential problem noncovered loans(1)	46,091	36,116	37,346
Allowance for loan losses to:
Total noncovered loans	3.33%	3.45%	3.20%
Nonperforming noncovered loans	95.56%	88.35%	70.21%
Nonperforming noncovered loans to total noncovered loans	3.49%	3.91%	4.56%
Nonperforming noncovered assets to total noncovered assets	2.53%	3.10%	3.52%

(1)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended September 30, 2010			Three months ended September 30, 2009
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$825,953	$14,053	6.75%	$761,475	$12,583	6.56%
Investments:
Taxable	109,502	629	2.28%	59,027	598	4.02%
Nontaxable	17,456	146	3.32%	7,609	63	3.31%
Interest earning deposits and fed funds sold	180,236	112	0.25%	80,333	60	0.30%
Federal Home Loan Bank stock	4,420	—	—	3,566	—	—

Total interest earning assets	1,137,567	14,940	5.21%	912,010	13,304	5.79%
Non-interest earning assets	89,104			63,490

Total assets	$1,226,671			$975,500

Interest Bearing Liabilities:
Certificates of deposit	$392,930	1,544	1.56%	$318,146	1,904	2.37%
Savings accounts	91,796	122	0.53%	80,131	176	0.87%
Interest bearing demand and money market accounts	403,442	572	0.56%	321,438	673	0.83%

Total interest bearing deposits	888,168	2,238	1.00%	719,715	2,753	1.52%
FHLB advances and other borrowings	160	2	4.83%	3	—	1.73%
Securities sold under agreement to repurchase	13,618	21	0.62%	11,675	22	0.75%

Total interest bearing liabilities	901,946	2,261	0.99%	731,393	2,775	1.51%
Non-interest bearing deposits	159,693			121,854
Other non-interest bearing liabilities	1,510			4,618
Stockholders’ equity	163,522			117,635

Total liabilities & stockholders’ equity	$1,226,671			$975,500

Net interest income		$12,679			$10,529

Net interest spread			4.22%			4.28%
Net interest margin			4.42%			4.58%
Average interest earning assets to average interest bearing liabilities			126.12%			124.69%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	September 30, 2010		June 30, 2010		September 30, 2009
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Loans not covered under FDIC loss share agreements:
Commercial business (1)	$398,209	52.6%	$419,248	55.1%	$443,553	55.5%
Real estate mortgages:
One to four family residential	50,614	6.7%	50,332	6.6%	53,686	6.8%
Five or more family residential and commercial real estate	223,456	29.5%	198,403	26.1%	158,670	20.4%

Total real estate mortgages	274,070	36.2%	248,735	32.7%	212,356	27.2%
Real estate construction:
One to four family residential	29,924	4.0%	34,696	4.6%	54,863	8.0%
Five or more family residential and commercial real estate	33,009	4.3%	39,129	5.1%	52,057	6.5%

Total real estate construction	62,933	8.3%	73,825	9.7%	106,920	14.5%
Consumer	23,568	3.1%	20,916	2.7%	21,973	3.0%

Gross loans	758,780	100.2%	762,724	100.2%	784,802	100.2%
Deferred loan fees	(1,503)	(0.2)%	(1,543)	(0.2)%	(1,627)	(0.2)%

Total noncovered loans	757,277	100.0%	761,181	100.0%	783,175	100.0%

Loans covered under FDIC loss share agreements	134,011		—		—

Total loans, net	$891,288		$761,181		$783,175

Deposit Composition
Non-interest demand deposits	$179,821	16.8%	$123,468	14.9%	$122,062	14.4%
NOW accounts	277,069	26.0%	224,174	27.0%	206,361	24.4%
Money market accounts	130,194	12.2%	105,812	12.8%	117,286	13.9%
Savings accounts	98,677	9.2%	80,614	9.7%	78,672	9.3%

Total non-maturity deposits	685,761	64.2%	534,068	64.4%	524,381	62.0%
Certificate of deposit accounts	382,259	35.8%	294,962	35.6%	320,766	38.0%

Total deposits	$1,068,020	100.0%	$829,030	100.0%	$845,147	100.0%

(1)	During the quarter ended September 30, 2010, $20.1 million of loan balances previously categorized as commercial business loans have been reclassified as five or more family residential and commercial real estate to be more consistent with federal interagency reporting guidelines.